Exhibit 99.1

Stepan Company Announces Changes to Board of Directors

F. Quinn Stepan to retire as Chairman;

F. Quinn Stepan, Jr., President and CEO, to add Chairman role

Northfield, Illinois, October 20, 2016 -- Stepan Company (NYSE:SCL) announced today that F. Quinn Stepan, the Chairman of the Company, will retire from the position of Chairman effective as of December 31, 2016.  Mr. Stepan has served as Chairman since 1984, and previously served as Chief Executive Officer of the Company from November 1984 to December 2005.  The Board of Directors unanimously appointed F. Quinn Stepan, Jr., the Company’s President and CEO and a director, to succeed Mr. Stepan as Chairman, effective upon his retirement.  Mr. Stepan will continue to serve as a member of the Board of Directors.  The Company also announced that Edward J. Wehmer will serve as Lead Independent Director, effective upon Mr. Stepan’s retirement.

“My father’s incredible passion for Stepan Company over the past 55 years has been instrumental to our Company’s profitable growth and expansion” said F. Quinn Stepan, Jr., President and Chief Executive Officer.   “Working with Stepan employees throughout the world to provide innovative solutions for customers and to build a global manufacturing network to deliver them, my father generated significant value for our shareholders. We are grateful for his leadership and his contributions to our past and future growth.”

Corporate Profile

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are key ingredients in consumer and industrial cleaning products. The company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and C.A.S.E. (Coatings, Adhesives, Sealants and Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL.  For more information about Stepan Company please visit the Company online at www.stepan.com

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied.  The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), risks related to our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, costs related to expansion or other capital projects, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the effect of customer product reformulations or new technologies, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, disruptions in production at manufacturing facilities, volatility of raw material, natural gas and energy costs, maintaining and protecting intellectual property rights, interruption or breaches of information technology systems, disruptions in transportation or significant changes in transportation costs, our level of indebtedness and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan

Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Source: Stepan Company

Contact:  Scott D. Beamer 847-446-7500